SCHEDULE A

to the

ETF Master Services Agreement between

Sterling Capital Funds and

Ultimus Fund Solutions, LLC dated December 8, 2025

Fund Portfolio(s)

Sterling Capital Ultra Short Bond ETF

Sterling Capital Short Duration Bond ETF

Sterling Capital Multi-Strategy Income ETF

Sterling Capital National Municipal Bond ETF

Sterling Capital Hedged Equity Premium Income ETF

Sterling Capital Enhanced Core Bond ETF*

Sterling Capital Large Cap Value Focused Factor ETF**

Sterling Capital Small Cap Value Focused Factor ETF**

Sterling Capital Small Cap Value ETF**

Sterling Capital North Carolina Intermediate Tax-Free ETF**

Sterling Capital Virginia Intermediate Tax-Free ETF**

*	To be added upon completion of fund reorganization from Capitol Series Trust to Sterling Capital Funds, anticipated to occur during Q4 2026.
**	To be added upon completion of mutual fund to ETF reorganization, within the Sterling Capital Funds, anticipated to occur during Q4 2026.

The parties duly executed this Schedule A dated as of August 18, 2026.

	Sterling Capital Funds		Ultimus Fund Solutions, LLC

By:	/s/ James T. Gillespie	By:	/s/ Gary Tenkman
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer